Exhibit 10.1

Annual Incentive Plan

Plan Objectives

The primary objective of the America West Holdings Corporation Annual Incentive Plan (AIP) is to achieve specific business and financial goals which are key to the organization’s success. The Company believes these goals can best be accomplished by providing incentives to key employees.

The AIP helps prioritize and focus efforts on the accomplishment of goals established each year. This is achieved by linking a significant element of variable annual compensation to the accomplishment of selected financial goals and individual performance. At target performance levels, the AIP provides incentive compensation opportunities, which, in combination with base salary, will yield competitive total cash compensation levels.

Basic Plan Concept

The plan concept provides for incentives to be paid based on performance in two main areas: (i) Corporate Financial Performance, and (ii) Individual Performance. A minimum level of Corporate Financial Performance must be achieved before any incentives will be funded. The minimum level is set each year and approved by the Board of Directors.

Eligibility Criteria

Eligibility for participation in the AIP will be extended to officers and other key employees who directly impact the Company’s success. The specific positions eligible to participate in the plan will be reviewed annually by the Chairman and the Compensation Committee of the Board of Directors. Employees hired or promoted into an eligible position from January through September are eligible to participate on a prorated basis. Employees hired or promoted into an eligible position after September 30 will not be eligible to participate in that calendar year. Employees on leave for more than 3 months during the program year may have their base salaries prorated for purposes of calculating incentive payouts. The following positions are currently eligible to participate:

Chairman/President/CEO
Executive Vice President
Sr. Vice President
Vice President
Sr. Director
Director
Manager
Supervisor
Individual Contributors (grades 23 and higher)

Award Opportunities

On an annual basis, the Company will specify target awards for each eligible position. The incentive award opportunities at target performance levels are intended to reflect competitive annual incentive compensation opportunities for comparable positions in the market. In all cases, the maximum award for participants equals two times the target level. Target incentive award opportunities, as a percentage of base salary, are as follows:

Level	Individual Target %
Chairman/President/CEO	80%
Executive Vice President	60%
Sr. Vice President	45%
Vice President	35%
Sr. Director	25%
Director	20%
Manager	7%
Supervisor	6.25%
Individual Contributor	5%

These award opportunities will be reviewed annually by the Board of Directors.

Performance Measures and Bonus Calculation

The Company and each individual will be assigned accountability for performance on selected performance measures.

The specific measurements used for corporate financial performance will be set by the Board of Directors, but have generally been based on AWHC’s planned operating income or loss. In all cases, a minimum level of planned operating income or loss must be achieved for any incentives to be funded.

AWHC’s financial performance compared against the approved financial plan will determine the total bonus pool for 2005. This pool will equal the sum of all individual bonus targets, with adjustments made based on AWHC’s financial performance versus plan. Bonus payments will never exceed the established pool maximum.

Financial Performance v. Plan	Pool Funding %
< Plan	0%
Plan	100%
Maximum (exceed plan by 60%)	200%

Straight-line interpolation is used to determine the payout when performance falls between performance levels.

Each individual will be given a performance score, based upon his/her overall performance and contribution towards AWHC’s plan performance.

Individual Performance	Score
Poor Performance	0
Adequate Performance (room for improvement)	50
Meets Expectations	100
Exceeds Expectations	150
Superior Performance	200

     Each individual’s annual bonus will be calculated using the following formula:

Base Salary	X	Individual Target %	X	Pool Performance Factor (%)	X	Individual Performance Score (%)	=	BONUS*

*Bonus payments will never exceed the established pool maximum; therefore, individual performance scores may be adjusted to contain the total bonus payments within the total bonus pool.

Award Payments

Awards will be paid in cash as soon as possible after the close of the fiscal year (but no later than March 15th following the end of the fiscal year). Awards will be paid based on audited financial results and approval by the Board of Directors. All awards are subject to applicable taxes and other standard deductions. Employees must be in an eligible position on date of payout, in order to receive a payment. Employees must be on active, at-work status on date of payout, in order to receive a payment. Employees who are on leave on date of payout, but otherwise eligible, will receive payment after they have been on active, at-work status for 30 days.

Promotions

In the event that a person is promoted from an eligible position to a position with a higher target payout, the award will be pro-rated according to the time spent in each position and the base salary that apply. Employees promoted from a non-eligible position to an eligible position during the year, but prior to October 1, will participate on a similarly prorated basis.

Retirement and Terminations

To receive an award under the AIP, the participant generally must be employed at the time of payout. Exceptions to this policy will be made for retirement, long-term disability or death; in these cases, the award will be prorated to reflect the actual number of months of service during the year.

Plan Administration, Modification and Adjustment

The AIP will be administered by the Chairman, who may delegate certain elements of program administration to the Vice President, Human Resources. Actual performance goals, standards, and award determinations will be approved by the Compensation Committee of the Board of Directors (the “Committee”). The Committee has the discretion to adjust the financial performance criteria to reflect effects of changes in U.S. tax laws, generally accepted accounting principles, or other laws or provisions affecting the Company’s reported financial results and extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in Management’s Discussion and Analysis of Financial Condition and results of operations appearing in the Company’s annual report to stockholders for fiscal year 2005. Any modifications, amendments, or adjustment to the plan shall be recommended by the Chairman and approved by the Committee.